EXHIBIT 10.16

Certain information has been intentionally omitted from this Agreement pursuant to a request for confidential treatment; the omissions have been designated herein by ***. All omitted information has been filed separately with the United States Securities and Exchange Commission.

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

          This Settlement and Mutual Release Agreement ("Agreement") is entered into this ______ day of October, 2000, by McLaren Performance Technologies, Inc. f/k/a ASHA Corporation ("McLaren"), and Murat N. Okcuoglu ("Okcuoglu"). McLaren and Okcuoglu may be jointly referred to as the "Parties."

R E C I T A L S

          A.     The Parties are currently engaged in litigation in the Superior Court of California, Santa Barbara County, Case No. 1001691 (the "Lawsuit").

          B.     The Lawsuit concerns, in principal part, Okcuoglu's allegations that he is owed royalties from McLaren under his employment contract as a result of sales by McLaren of its patented GERODISC technology.

          C.     The Parties have agreed to amicably and finally resolve and settle the Lawsuit and now wish to reduce their mutual understanding to a single writing, without either Party admitting any liability or wrongdoing. McLaren specifically denies the allegations in Okcuoglu's Complaint.

          WHEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, McLaren and Okcuoglu agree as follows:

          1.     Payment. The Parties hereby agree to settle the Lawsuit for the sum of ***. Upon execution of this Agreement, McLaren shall pay to Ockuoglu the sum of ***. McLaren shall thereafter pay Okcuoglu eight (8) quarterly payments of ***, plus accrued interest at the rate of *** per annum from the date of execution of this Agreement, ("Quarterly Payments") on or before the following dates:

a. March 31, 2001	e. March 31, 2002

b. June 30, 2001	f. June 30, 2002

c. September 30, 2001	g. September 30, 2002

d. December 31, 2001	h. December 31, 2002

McLaren may prepay all or any part of the balance due at any time without penalty. McLaren shall make all payments payable to "Murat N. Okcuoglu and his attorney Michael Schwartz" and mail them to Michael Schwartz, 1437-F S. Victoria Avenue, No. 393, Ventura, California 93003-6558.

          2     Dismissal of Lawsuit. Upon execution of this Agreement, counsel for the Parties shall promptly enter with the Court a Request for Conditional Dismissal, with prejudice and without costs or fees to either party. The Parties agree that the Court will retain jurisdiction over them to enforce the Agreement until performance in full of its terms, pursuant to California Code of Civil Procedure § 664.6.

          3.     Default. Each Quarterly Payment is due on or before the dates set forth in Paragraph 1. If Okcuoglu does not receive the scheduled Quarterly Payment on the due date, McLaren shall be in default of this Agreement. McLaren shall have ten business days after receipt of written notice of this default from Okcuoglu to cure said default by payment of all amounts past due. If McLaren fails to timely cure any default, then the entire remaining balance shall be immediately due and payable and Okcuoglu may seek entry of the stipulated judgment attached as Exhibit A, provided that Okcuoglu provides notice to McLaren that he is seeking entry of this judgment five days before any pleading or document is filed with the Court, or before any hearing for entry of the stipulated judgment, if no documents are filed.

          4.     Release.

                  a.     Mutuality. In consideration of the foregoing, and with the express exception of all obligations arising out of this Agreement, the Parties and any related entities, predecessors, successors, affiliates and assigns, attorneys, accountants, and past and present officers, directors, employees, shareholders, and trustees, hereby release and forever discharge each other and any related entities, predecessors, successors, affiliates and assigns, attorneys, accountants, and past and present officers, directors, employees, shareholders, and trustees, from any and all payments, damages, costs, fees, claims, demands, actions, causes of action, obligations, penalties and losses, known or unknown, contingent or accrued, now existing or hereafter arising out of or related to the Lawsuit.

                  b.     Waiver of Cal. Civ. Code § 1542. This Agreement, and the mutual releases contained herein, are made notwithstanding the provisions of California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties expressly acknowledge their understanding of the significance and consequence of this waiver of § 1542, having been afforded the opportunity to be advised by legal counsel with respect hereto.

          5.     Binding Effect. All of the terms of this Agreement are contractual, including those terms contained in the Recitals section of this Agreement. The Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective predecessors, successors, and assigns.

          6.       Confidentiality. The terms and conditions of this Agreement are confidential. The Parties agree that such confidential information shall not hereafter be used, shown, disseminated, copied, or any way communicated to anyone for any purpose whatsoever, except to the attorneys, accountants and other representatives of the Parties that need to know the terms of the Agreement for legitimate business reasons and except for those disclosures which are compelled by court order or state or federal regulation. In the event a Party is required by court order to disclose this confidential information, that Party shall provide fourteen (14) days notice of the court order or state or federal regulation to the other Party to allow the other Party time in which to challenge or take other action with regard to that court order or state or federal regulation.

          7.       Entire Agreement. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and cannot be amended, supplemented or changed in any respect, except by a written instrument signed by both of the Parties. This Agreement supersedes all prior negotiations, understandings, agreements, or representations, written or verbal, by or among the Parties with respect to the subject matter hereof. The sole contractual obligations of the Parties are contained in this Agreement. The Parties acknowledge and agree that there are no oral understandings, representations or agreements among them regarding the subject matter of this Agreement. The Parties further agree, having freely negotiated this provision, that there can be no claim of fraudulent inducement with respect to this provision.

          8.       Counterparts. This Agreement may be executed in one or more counterparts, each of which fully signed counterpart shall be deemed to be an original for all purposes, and all of which together shall constitute one and the same instrument.

          9.       Severability. If any portion of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision contained in this Agreement, and instead, this Agreement shall be construed as if such invalid or unenforceable provision had never been contained therein.

          10.     Notice. Any notices under this Agreement must be in writing. Any such notices which are required to be provided to McLaren shall be sent via United States Registered Mail, return receipt requested, and addressed to:

    President
    McLaren Performance Technologies, Inc
    32233 West Eight Mile Road
    Livonia, Michigan 48152

with a copy to:

    Michael J. Sullivan
    Clark Hill PLC
    500 Woodward Avenue, Suite 3500

    Detroit, Michigan 48226-3435

and all such notices required to be provided to Okcuoglu pursuant to this Agreement shall be sent via United States Registered Mail, return receipt requested, and addressed to:

    Murat N. Okcuoglu
    2211 Stanwood Drive
    Santa Barbara, California 93103

with a copy to:

    Michael Schwartz
    1437-F S. Victoria Avenue, No. 393
    Ventura, California 93003-6558

          11.    Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and that all actions concerning any dispute arising hereunder or related hereto shall be filed and maintained in the Santa Barbara Superior Court for the State of California only.

          12.    Advice of Counsel. Each Party acknowledges that it has had the advice of counsel of the Party's choosing in reviewing this Agreement and further acknowledges that the Party enters into this Agreement of the Party's own free and voluntary act and is under no duress or undue influence. The Parties also agree that all of the Parties and their counsel have participated in the negotiation and drafting of this Agreement. The terms of the Agreement shall not be construed against any Party solely and shall be considered to be drafted by both of the Parties to this Agreement.

          IN WITNESS HERETO, the Parties have entered into this Agreement as of the date and day first above set forth.

In the Presence of:	McLaren Performance Technologies, Inc.

/s/ Candace Rees	By: /s/ Jacqueline K. Kurtz

/s/ Nancy Lewis	Its: Chief Financial Officer

STATE OF CALIFORNIA	)
) SS
COUNTY OF SANTA BARBARA	)

          The foregoing instrument was acknowledged before me this 8th day of November by Jacqueline Kurtz, the CFO of McLaren Performance Technologies, Inc., a Michigan corporation, on behalf of the corporation.

                                                                                  /s/ Cheryl VanDyke
                                                                                  Print: Cheryl VanDyke
                                                                                  Notary Public, Wayne County, Michigan
                                                                                  My commission expires:  Dec 21, 2004

In the Presence of:                                                           Murat N. Okcuoglu

Robert Cabral                                                                   By: /s/ Murat N. Okcuoglu

STATE OF CALIFORNIA	)
) SS
COUNTY OF SANTA BARBARA	)

          The foregoing instrument was acknowledged before me this 30 day of October, 2000 by Murat N. Okcuoglu, on behalf himself.

                                                                                  /s/ R. Cabral
                                                                                   Print: Robert Cabral
                                                                                   Notary Public, Ventura County, California
                                                                                   My commission expires: Jan. 30, 2001